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                                                                   EXHIBIT 10.93


                                                                    May 22, 1995


                              EMPLOYMENT AGREEMENT

         This Agreement dated as of May 22, 1995, by and between Terry Sharp ("Employee"), and DART GROUP CORPORATION, a Delaware corporation ("Employer").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire by this Agreement to provide for the employment of Employee by Employer;

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties conclusively acknowledge, the parties hereto, intending to be legally bound, agree as follows:

         1.       EMPLOYMENT

                  (a) Duties. Employer hereby employs Employee, and Employee accepts employment by Employer, as Vice President of Human Resources during the Employment period (as defined in Section 2), with such duties, responsibilities and authority as are commensurate with and appropriate to such position and as are from time to time set forth in the bylaws of the Employer and otherwise delegated to him or her by the Board of Directors of the Employer ("the Board of Directors"), and shall report to the Chairman of the Board, the President, and the Board of Directors. Employee agrees to observe and comply with the rules and regulations of Employer as adopted by the Board of Directors respecting the performance of his or her duties and to carry out and follow the orders, policies and directions stated by Employer to him or her from time to time, provided, however, that such regulations and directions are consistent with the authority and responsibility of the position specified above.

                  (b) Full Time Employment. During the Employment period Employee shall devote all his or her time and attention to his services for Employer and shall diligently perform his or her duties and responsibilities under this Agreement. Employee acknowledges that the proper performance of his or her duties and responsibilities may require the rendering of services not only during normal business hours, but over and beyond those hours as well.

                  (c) Place of Employment and Travel. Employee's principal place of employment shall be at the executive offices of Employer in Landover, Maryland. If Employer's executive offices are moved from Landover, Maryland, Employee's principal place of employment shall be changed to the location where such executive offices are moved. Employee agrees to travel for the performance of his or her duties under this Agreement as Employer may request from time to time. If Employers executive offices are relocated a distance greater than 100 miles from Landover, Maryland, Employee's relocation expenses will be paid by Employer if Employee elects to relocate. At the Employee's option, if Employee decides not to relocate, the relocation of the executive offices will be deemed a termination without cause and the Employee will be eligible to receive severance benefits as outlined in Section 7 (e) of this Agreement.



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         2.       TERM

                  The term of Employee's employment under this Agreement (the "Employment Period") shall commence on June 19, 1995 and end on June 19, 1996. However, Employer and Employee agree that the term of this agreement automatically extends for an additional one (1) year at the end of each Employment Period, unless Employee has been, or is being, terminated pursuant to
Section 7..

         3.       COMPENSATION

                  (a) Base Salary. Employee's annual base salary shall be Two Hundred Thousand Dollars ($200,000.00), subject to an annual increase as recommended to the Board of Directors by the Compensation Committee of the Board of Directors following review and performance appraisal of Employee, and following approval by the Board of Directors. Employee's base salary shall be paid in accordance with Employer's normal payroll procedure.

                  (b) Withholding Tax. All compensation shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee.

         4.       STOCK OPTIONS

                  (a) Stock Options. Employee shall be eligible for the annual award of stock options pursuant to the stock option plans under which the Employee is currently a participant, as determined by the Board(s) of Directors of the company(s), pursuant to the individual company(s) stock option plan(s).

                  (b) Exercise upon Certain Terminations of Employment. In the event of the termination of Employee's employment hereunder for any reason other than pursuant to Section 7 (d), Employee shall have the right to exercise, on or before the effective date of the termination of this Agreement, any option which has vested in Employee hereunder coincident with or prior to the effective date of the termination of Employee's employment hereunder, subject to the other terms and conditions of such option plan(s). In addition, in the event of the termination of Employee's employment due to his or her death, the personal representative of the Employee shall have the right to exercise any such option within the later of (i) thirty (30) days notice of such right by employer to employee's personal representative or (ii) sixty (60) days of the date of Employee's death.

         5.       EMPLOYEE BENEFITS

                  During the Employment Period, Employer shall provide Employee with the following benefits:

                  (a) Health Plan Coverage. Employer shall provide Employee with health benefits, including major medical health insurance and Long Term Disability (LTD), Accidental Death and Dismemberment (AD&D) and such other benefits that are in effect at the time of this Agreement for the Employee and his or her immediate family all in accordance with Employer's "Executive Health Plan" as now in effect.


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                  (b) Further Benefits. Employee shall, during the term of this
Agreement (and thereafter to the extent provided herein), be eligible to participate in all applicable profit sharing and 401 (k) plans and insurance benefits in effect for all salaried employees of the Employer, together with any future improvements in such plans or benefits, subject to the eligibility requirements of such plans. In addition, Employee shall be entitled during the term of this Agreement, and thereafter to the extent provided for herein or in any such plan, to receive such other and further benefits as shall be generally made applicable to key executive employees of the Employer, and such additional benefits, as may be granted from time-to-time by the Board of Directors, in it's sole discretion.

                  (c) Vacation. Employee shall be entitled to paid vacation leave of three (3) weeks in every year of employment, increased pursuant to Employer's vacation plan. Any accrued vacation previously earned prior to the date of this Agreement shall be permanently accrued as a benefit to the Employee (grand fathered). Effective with this Agreement, all vacation earned subsequent to the date of this Agreement shall be taken no later than by the end of the following year or be forfeited, unless prior approval is granted by the Compensation Committee of the Board of Directors.

                  (d) Business Expenses. Employer shall reimburse Employee pursuant to Employer's policy of employee expense reimbursement of all items of travel, entertainment and miscellaneous expenses reasonably incurred by Employee on behalf of Employer and presented to Employer on the appropriate voucher.

                  (e) Automobile Allowance: Employer shall pay to Employee as an automobile allowance the sum of Six Hundred Fifty Dollars ($650.00) per month.

         6.       PROPRIETARY DATA

                  (a) Trade Secrets and Other Confidential Information. During the Employment Period and for three (3) years thereafter, Employee shall keep confidential any data, documents, or financial or other information of a trade secret or confidential nature relating to Employer's past, present or future operations (the "Proprietary Data"), shall not disclose the Proprietary Data to any third parties other than officers, employees or agents of Employer on a "need to know" basis, shall take all necessary steps to ensure that such officers, employees or agents keep such Proprietary Data confidential, and shall use the Proprietary Data only in connection with rendering services to Employer. Upon the end of the Employment Period, Employee shall promptly return to Employer the originals and all copies of the Proprietary Data in the possession of Employee, and shall not use any of the Proprietary Data for his or her own benefit or for the benefit of any third parties. The covenants contained in this
Section 6 (a) shall not apply to Proprietary Data which is or becomes a matter of general knowledge in the industry otherwise than by a breach of the provisions of this Section 6 (a).

                  (b) Injunctive Relief. Employee acknowledges that the covenants contained in Sections 6 (a) are necessary for the protection of the legitimate business interests of Employer and are reasonable limitations of activities, that the rights of Employer are of a specialized and unique character, and that immediate and irreparable damage will result to Employer if Employee fails to or refuses to perform or comply with such covenants. Therefore, notwithstanding any election by Employer to claim damages from Employee as a result of any such failure or refusal, Employer may, in addition to any other remedies and damages available, seek an injunction in a court of competent

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jurisdiction to restrain any such failure or refusal (and no bond or other security shall be required in connection therewith). In that connection, Employee represents and warrants that his or her expertise and capabilities are such that performance or compliance with the covenants (and the enforcement thereof by injunction or otherwise) will not prevent him or her from earning a livelihood. If a court refuses to enforce the covenants set forth in Section 6
(a) because they are found to be unreasonable, Employee and Employer agree to abide by any lesser restrictions (for instance, as to duration and geographic area) that are found to be reasonable.

         7.       TERMINATION

                  (a) Definition of Compensation: For purposes of termination, compensation at the time of termination shall be deemed to include accrued sick and vacation and salary through the effective date of termination, plus any and all benefits normally granted by Employer to Employees upon termination.

                  (b) Death. The Employment Period shall forthwith terminate upon the death of Employee, whereupon Employer shall not have any further obligations or liability hereunder except to pay the Employee's estate the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of Employee's death.

                  (c) Total Disability. In the event of the Total Disability (as that term is hereafter defined) of Employee for a period of four (4) consecutive calendar months, or for eighty percent (80%) or more of the normal working days during a period of six (6) consecutive full calendar months, Employer shall have the right to end the Employment Period by giving Employee ten (10) days' written notice. Upon the expiration of such ten (10) day period, the Employment Period shall end and Employer shall not have any further obligations hereunder except to pay Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination of Employee's employment. As used in this Agreement, the term "Total Disability" shall mean a mental or physical condition which, in the opinion of Employer and in the opinion of two consulting physicians, renders Employee unable or incompetent to carry out his obligations hereunder, provided, however that said disability must also be in accordance with disability as defined in the Company's Long Term Disability coverage and, therefore, employee shall be eligible for such Long Term Disability coverage.

                  (d) With Cause. Employer shall have the right to terminate the employment of Employee at any time for cause (as hereinafter defined) upon at least five (5) days' written notice setting forth the specific details of the action or inaction of Employee which constitutes cause. For purposes of the foregoing, "cause" shall mean (i) Employee's commission of any act which shall be an offense involving moral turpitude under federal, state or local law; (ii) Employee's conviction of a felony; (iii)Employee's material breach of any of the terms of this Agreement; or (iv.) Employee's refusal to follow lawful and reasonable directive(s) of the Board of Directors made in compliance with
Section 1(a) hereof. Upon such termination, Employer shall have no further obligations or liability hereunder except to pay Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination of Employee's employment.

                  (e) Dissatisfaction by Employer Without Cause. If Employer is at any time and for any reason dissatisfied with Employee's performance hereunder, Employer shall have the right to terminate the employment of Employee upon at least thirty (30) days written notice to Employee.

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If Employer shall terminate the employment of Employee pursuant to this Section
7 (e), the Employment Period shall end at the expiration of the notice period and Employer shall not have any further obligations or liability hereunder except (i) to pay Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination of Employee's employment, together with an additional amount one (1) year of base salary as severance in accordance with Employer's normal payroll schedule, to commence immediately following the effective date of the termination of Employee's employment hereunder; and (ii) to pay to Employee in a lump sum an amount equal to the number of days of accrued and unused vacation and sick leave times the Employee's base salary in effect on the date of termination. If new employment for the Employee commences at any time within the first year of Employee's termination, the Employer shall remain obligated to make severance payments in accordance with this section 7 (e). In addition, for purposes of the Employer's medical, disability, and life insurance programs, Employee shall be considered and deemed eligible for one (1) year following such termination or until Employee attains the age of 65 or until similar benefits are paid or extended by a new employer, whichever first occurs, to be eligible to participate in such programs of the Employer on the same basis as other officers or employees. Lastly, Employee shall be entitled to utilize the services of a professional out placement service, the reasonable cost of which shall be borne by Employer.

                  (f) Dissatisfaction by Employee. If Employee at any time is for any reason dissatisfied with the terms and conditions of his or her employment hereunder, Employee shall have the right to terminate his employment upon at least thirty (30) days written notice to Employer. If Employee shall terminate his employment pursuant to this Section 7 (f), the Employment Period shall end at the expiration of the notice period and Employer shall have no further obligations or liability hereunder except to pay to Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination.

         8.       MISCELLANEOUS

                  (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made by and to be performed by Delaware corporations.

                  (b) Amendment of Agreement. No amendment or variation of the terms of this Agreement, with or without consideration, shall be valid unless made in writing and signed by the Employee and a duly authorized representative of the Employer (other than Employee).

                  (c) Waiver of Conditions. Any waiver agreed to between Employer and Employee of any provision should not be construed as a general waiver of the provision, or waiver of any other provision of this Agreement.

                  (d) Entire Agreement. This Agreement together with that certain Addendum to Employment Agreement and that certain letter agreement, each dated May 22, 1995, between employer and employee contains the entire agreement between then parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, whether or not fully performed by Employee before the date of this Agreement.

                  (e) Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.


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                  (f) Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or upon receipt when sent by an express mail service, provided that in each case a copy is mailed by first-class, registered mail, return receipt requested, addressed as follows (or as may otherwise have been specified by the intended recipient by notice as herein provided)

                  If to Employee:

                      Mr. Terry Sharp
                      10930 Woodland Pond Parkway
                      Chesterfield, Virginia 23838

                  If to Employer:

                      Chief Executive Officer
                      Dart Group Corporation
                      3300 75th Avenue
                      Landover, Maryland 20785

                  (g) Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

                  (h) Merger or Consolidation. This Agreement shall not be terminated by any merger, consolidation, transfer of any or all of the assets of the Employer or voluntary or involuntary dissolution of the Employer. In the event of a merger or consolidation or upon the transfer of assets, the surviving or resulting corporation or the transferee of the Employer's assets shall be bound by and shall have the benefit of the provisions of this Agreement, and the Employer shall take all actions necessary to ensure that such corporation or transferee is bound by the provisions of this Agreement. This Agreement shall be binding upon the Employer notwithstanding any change in the composition of the Board of Directors or change in ownership of the Employer.

                  (i) No Covenants. Employee hereby represents and warrants that he or she is not subject to or bound by any employment contract, restrictive covenant or other agreement or any order or decree that prevents him or her from entering into this Agreement or from performing his or her responsibilities as contemplated by this Agreement.

                  (j) Attorney's Fees. If a dispute arises with respect to the Employer's obligations or the Employee's rights under this Agreement, or if any legal proceedings shall be brought to enforce or interpret any provisions contained herein, or to recover damages for breach hereof, or in the event of any other litigation involving this Agreement, Employee shall recover from the Employer all reasonable attorney's fees and costs and disbursements incurred as a result of such dispute. In addition, Employee shall recover from Employer all reasonable attorney's fees and costs and disbursements incurred as a result of any legal proceeding filed by employee, unless the Employee's pursuit of legal proceedings is deemed frivolous or in bad faith as determined by the court in any such action.


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                  (k) Assignment; Binding Effect. This Agreement shall be
binding upon, and shall inure to the benefit of, and be enforceable by , the parties hereto and their respective successors and assigns, provided, that (i) this Agreement is a personal service agreement and no right hereunder may be assigned by Employee, except that it shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors or administrators; and (ii) unless Employer shall have complied with Section 8 (h) hereof, no right hereunder may be assigned or transferred by Employer by operation of law or otherwise. Any purported assignment or transfer in violation of this Section 8 (k) shall be null and void.

                  IN WITNESS WHEREOF, this Agreement has been signed by a duly authorized officer of Employer and by Employee as of the date first above-written




DART GROUP CORPORATION


BY:  /S/HERBERT H. HAFT
     ------------------------------------
     HERBERT H. HAFT,
     Chairman and Chief Executive Officer





                                                     /S/ TERRY SHARP
                                                     --------------------------
                                                     Signature of Employee
                                                     TERRY SHARP

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                                   ADDENDUM TO
                              EMPLOYMENT AGREEMENT



This Addendum to Employment Agreement, dated as of May 22, 1995, by and between Terry Sharp ("Employee"), and Dart Group Corporation, a Delaware Corporation ("Employer").


                                   WITNESSETH:

WHEREAS, Employee and Employer are contemporaneously herewith entering into an Employment Agreement (the "Agreement") and wish to provide for the supplemental terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties conclusively acknowledge, the parties hereto, intending to be legally bound, agree as follows:

1.       Compensation

         (a) Signing Bonus. Upon commencement of Employee's employment under the Agreement, Employer shall pay Employee as compensation a bonus of Twenty-Five Thousand ($25,000).

         (b) Annual Bonus. Employee shall be entitled to receive at the end of each year a bonus of up to 15% of his base salary, as determined by the Board of Directors based upon Employee's performance of specified performance objectives for the year; provided, that for the year ending December 31, 1995, Employee's annual bonus shall not be less than $15,000.

2.       Medical Insurance

         During any waiting period, if any (including, without limitation, any waiting period due to any pre-existing condition), prior to the effectiveness of any medical health insurance coverage pursuant to
         Section 5(a) of the Employment Agreement, Employer shall reimburse Employee for the cost of any "COBRA" coverage necessary during such waiting period. Such reimbursement shall be "grossed up" such that the net after tax amount of such reimbursement equals the cost to Employee of such COBRA coverage. The medical health insurance, long term disability, accidental death and dismemberment and other insurance plans provided by Employer for Employee shall at all times at a minimum provide the coverage to Employee equal to the coverage then provided by Employer's benefit plans to its other senior executive officers.

3.       Stock Options

         (a) If Employee remains employed by Employer, then Employer shall issue to Employee, not later than December 31 in each of 1995, 1996 and 1997, options to

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                  purchase not fewer than Three Hundred Seventy (370) shares of
                  Employer's Class A Common Stock, which options shall be fully vested upon the date of grant and shall have an exercise price equal to the fair market value of the stock on the date of grant.

         (b) The number of shares specified in the foregoing Section 3(a) and Section 4(a) of the Employment Agreement shall be appropriately adjusted in the event of any stock split, reverse stock split, or other change in the capital structure of the Company.

4.       Relocation

         Employer will pay for the following expenses relating to relocation from Richmond, Virginia to Maryland in order to work at Dart Group's Landover, Maryland headquarters.

         (a) Packaging and moving your household goods (and storage, if necessary) by a reputable moving firm of your choice.

         (b)      The following costs relating to the purchase of a new home in
                  Maryland:

                  (i)      reasonable legal fees;

                  (ii)     title search and insurance fees;

                  (iii)    applicable recordation and transfer taxes;

                  (iv)     up to one loan origination point;

                  (v) loan discount points, but only to the extent necessary to secure an 80%, 30- year mortgage at a fixed interest rate of 8.5%

                  (vi)     surveyor expenses;

                  (vii)    home inspection contractor expenses; and

                  (viii)   other reasonable and customary Buyer's closing costs.

         (c) The following costs related to the sale of your existing home in Virginia:

                  (i)      reasonable legal fees;

                  (ii)     customary Seller realty fees;

                  (iii)    grantor taxes;

                  (iv)     termite inspection report fees; and

                  (v) other reasonable and customary Seller's closing costs.


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         (d)      To the extent you are required to own two homes
                  simultaneously:

                  (i) we shall pay, for a period not to exceed six months (subject to extension as approved by our Executive Committee), the lower of the two utilities, real estate taxes, homeowner's insurance premiums, mortgages, neighborhood assessment fees, reasonable ground and house maintenance costs and other reasonable carrying costs of the second home;

                  (ii) we will provide you with a bridge loan not to exceed $80,000 at a rate of prime plus one percent. This loan is to be repaid from the proceeds of the sale of your current residence and is subject to execution of customary loan agreements.

         (e) Up to six months of interim living expenses related to a corporate apartment (not to exceed $1,700 per month) subject to extension or increase as approved by our Executive Committee.

         (f) To the extent your tax advisor advises you that any of the foregoing are not deductible moving expenses, then we will pay you as a "gross up" correction an amount in cash equal to 87% of such non-deductible expenses (in addition to paying such expense for you) as additional compensation.


IN WITNESS WHEREOF, this Agreement has been signed by a duly authorized officer of Employer and by Employee as of the date first above-written.


                                       DART GROUP CORPORATION



                                       By:      /S/HERBERT H. HAFT
                                                -------------------------------
                                                Herbert H. Haft, Chairman and
                                                Chief Executive Officer



                                                /S/TERRY SHARP
                                                -------------------------------
                                                Signature of Employee
                                                TERRY SHARP

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